APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

This Appendix IV-5 is part of the Fund Services Agreement (the “Agreement”), dated January 1, 2018, between Advisors Preferred Trust (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-5 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)

Kensington Managed Income Fund

The Fund(s) listed above shall collectively be referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month).

Fund Administration and Fund Accounting Fees

1.	Base annual fee (per Fund): The greater of $60,000.00

OR

8 basis points (0.08%) on the first $250 million of net assets;

6 basis points (0.06%) on net assets between $250 million and $500 million;

4 basis points (0.04%) on net assets between $500 million and $750 million;

3 basis points (0.03%) on net assets between $750 million and $1 billion;

2 basis points (0.02%) on net assets greater than $1 billion.

Funds with multiple share classes will be assessed an additional $6,000.00 annual fee for each share class above one. Bond funds will be assessed an additional $6,000.00 annual fee. Funds utilizing sub-advisers will be assessed an additional $2,000.00 annual fee per sub-adviser. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged an additional $12,500 and 0.5 basis point (base fee as well as basis point fee).

2.	Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs

$ 0.40 Non-North American Equities

$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities

$ 0.60 Municipal Bonds

$ 0.75 High Yield Bonds

$ 1.00 Non-North American Bonds

$ 0.15 Options

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

$ 0.25 Futures

$ 0.75 Reverse Mortgage Backed Securities

$ 1.00 Asset Backed & CMO Securities

$ 3.50 CLO

$ 3.50 CDO

$ 15.00 Leverage Loans/Bank Loans [monthly]

$ 62.50 CDX [monthly]

$ 62.50 CDS [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs

3.	Additional Charges.

a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.

c.	SSAE 18 expense. Each Fund shall pay its allocated portion of the GFS annual SSAE 18 review.

d.	FIN 48 Compliance fee. Each Fund shall pay GFS $495.00 per calendar quarter for FIN 48 Compliance.

e.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $5,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

f.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $5,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

g.	State Registration (Blue Sky) Fees: Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$295.00
Registration renewal	$150.00
Sales reports (if required)	$25.00

h.	Reporting Modernization fee. Each Fund shall pay a monthly reporting modernization fee of $500.00 for N-CEN filings and in additional will be assessed separate charges for third-party data sourcing.

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

Transfer Agency Fees

1.	Base annual fee:	$14.00 annual fee per open account
($2.00 annual fee per closed account)

The base annual fee is subject to a $15,000.00 minimum annual fee per Fund share class.

2.	General Activity Charges:

Customer Service Calls	$ 2.50 per call
Manual Transactions	$ 1.00 per transaction
New Account Opening (manual)	$ 2.50 per account
New Account Opening (electronic)	$ 0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer
Refund of Excess Contribution	$15.00 per refund
Distribution to IRA Participant	$15.00 per distribution

☐	Check this box to elect 24-Hour Automated Voice Response

24-Hour Automated Voice Response Charges:

Initial set-up (one-time) charge	$1,500.00 per Fund Family
Monthly charge	$ 50.00 per Fund

3.	Web Package Fees: the initial installation charges for the web packages described below shall be reduced by 20% if two packages are selected or 30% if all three are selected.

☐	Check this box for Shareholder Desktop Web Package (described below)

$1,500.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

☐	Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

☐	Check this box for Fund Data Web Package (described below)

$2,500.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.	Additional Charges:

a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $10,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

b.	Rule 22c-2 compliance support fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o	Anti-ID Theft Monitoring	o	Pro rata portion of annual SSAE 18 review

o	Bank Account and other Bank Fees	o	Proxy Services

o	Customer Identification/AML Program Costs	o	Record Storage

o	Fund Stationery and Supplies	o	Regulatory fees and assessments

o	Locating Lost Shareholders/Escheatment Costs	o	State and Federal filing fees and assessments

o	NSCC Charges	o	Tax Reporting

o	Postage	o	Telephone and Toll Free Lines

o	Pre and Post Sale Fulfillment	o	Travel Requested by the Trust

o	Printing Fund Documents

Signature Page Follows

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-5 to the Fund Services Agreement effective as of February 19, 2019.

ADVISORS PREFERRED TRUST		GEMINI FUND SERVICES, LLC

By:		By:
	Catherine Ayers-Rigsby		Kevin Wolf
	President		Executive Vice President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement. The Adviser also agrees, as does Gemini Fund Services, LLC (“GFS”), to the following non-solicitation provision, for purposes of which the Adviser and GFS shall each be referred to as the “Company” and collectively as the “Companies”:

(1) the Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees; (2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and (3) if either Company were to hire any employee of the other Company, the Company whose employee was so hired may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both Companies. In the event that this provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Advisors Preferred LLC	Gemini Fund Services, LLC
1445 Research Blvd., Suite 530	80 Arkay Drive, Suite 110
Rockville, MD 20850	Hauppauge, NY 11788

By:	By:
Name: Catherine Ayers-Rigsby	Name: Kevin Wolf
Title: Chief Executive Officer	Title: Executive Vice President

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator

Broker/Dealer

Broker/Dealer Branch

Registered Representative

Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary

Account Position

Transaction History

General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges

Purchases

Redemptions

Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information

o	Address

o	Phone Number

o	Email Address

Online Statement Access

Quarterly Statements and Confirms

Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)

o	Statements

o	Confirms

o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

E-Signature capability

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APPENDIX IV-5
LIST OF FUNDS
SERVICES & FEES

Fund Data Web Package

Performance Web Page

●	Comprehensive performance report hosted by GFS

o	Fund performance updated nightly

o	Up to 20 indexes available

o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

o	Growth of $10,000 graph available

Holdings web page

●	Fund holding updated periodically to meet fund disclosure rules hosted by GFS

o	Fund holding updated periodically to meet fund disclosure rules

o	Top ten report available

o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

●	Provides historical NAV information for a specified period of time and for a specified fund

o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

●	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them

o	Request is automatically routed online to the Shareholder Services Team at GFS for processing

o	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

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